UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2013

Hilltop Holdings Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-31987	84-1477939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crescent Court, Suite 1330
Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 855-2177

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

As previously reported, on October 15, 2013, HTH Operating Partnership LP, a wholly owned subsidiary of Hilltop Holdings Inc. (the “Company”), called all $90.9 million in aggregate principal amount of its 7½% Senior Exchangeable Notes due 2025 (the “Notes”) for redemption with a redemption date of November 14, 2013. The Company guaranteed the Notes and was therefore legally obligated to make all payments of principal and interest on the Notes. At any time prior to the close of business on November 13, 2013, holders of the Notes could exchange the Notes for shares of the Company’s common stock (“Common Stock”) at the rate of 73.94998 shares per $1,000 principal amount of the Notes (or approximately $13.52 per share).

On November 12 and November 13, 2013, the Company issued an aggregate of 3,311,689 shares of Common Stock in exchange for $44.8 million aggregate principal amount of the Notes tendered for exchange. As of the closing of the redemption, the aggregate number of shares of Common Stock issued in exchange for Notes was 6,208,005 shares. The exchanges were exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended, as the shares of Common Stock were issued to existing holders of securities guaranteed by the Company and no commission or other remuneration was paid or given for soliciting the exchanges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLTOP HOLDINGS INC.,
a Maryland corporation

Date: November 15, 2013	By:	/s/ COREY G. PRESTIDGE
	Name:	Corey G. Prestidge
	Title:	General Counsel & Secretary